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HealthWatch, Inc. Announces A 1 For 5 Stock Split

ATLANTA, GA, DECEMBER 27, 1999-FOR IMMEDIATE RELEASE


HealthWatch, Inc. (NASDAQ Smallcap Symbol: HEAL) announces that the Company has split its stock whereby 1 new share is exchanged for each 5 shares currently owned. The 1 for 5 stock split was put into effect to help meet NASDAQ's minimum price per share compliance requirements. The Company's symbol, HEAL has been changed to HEALD to reflect the 1 for 5 stock split. The symbol HEALD will remain in effect for 20 trading days beginning December 23, 1999, after which time the symbol will change back to HEAL on January 21, 2000